Exhibit 99.1

News Release 370 17th Street, Suite 2500 Denver, CO 80202 www.dcppartners.com www.dcpmidstream.com

April 12, 2012	DCP Midstream Partners CONTACT:	Jonni Anwar 303-605-1868

	DCP Midstream CONTACT:	Lisa Newkirk 303-605-1837 303-829-1953

DCP MIDSTREAM PARTNERS, LP AND DCP MIDSTREAM, LLC

ANNOUNCE MANAGEMENT CHANGES

DENVER, April 12, 2012 — DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) and DCP Midstream, LLC (DCP Midstream), the owner of the general partner of the Partnership, announced today that effective May 11, 2012, Angela A. Minas, the Partnership’s vice president and CFO, has decided to leave the Partnership to pursue other interests and Rose M. Robeson, currently group vice president and CFO of DCP Midstream, will be appointed to the position of senior vice president and CFO of the Partnership. In conjunction with this move and as part of periodic rotational management changes within the overall DCP enterprise, Sean O’Brien, currently vice president financial planning and analysis and treasurer of DCP Midstream, will be appointed to the position of senior vice president and CFO of DCP Midstream. O’Brien joined DCP Midstream in 2009 from Duke Energy, where O’Brien served in several senior financial leadership positions. In addition, Scott Delmoro, who is currently in a developmental role in the commercial organization, will become vice president and treasurer of DCP Midstream. Delmoro also previously served as the vice president and controller of DCP Midstream.

“We would like to thank Angela for her significant contributions to the Partnership’s successful execution of its growth strategy. During Angela’s three years with the Partnership she performed a crucial role in the design and execution of our financing plan and positioning the Partnership for success. We are also very pleased to have Rose, who has overseen DCP Midstream’s overall financial plans and relationships with its investors and commercial banks, rotate within the DCP enterprise to provide a seamless transition to the role of senior vice president and CFO of the Partnership. Rose brings a wealth of experience to the Partnership having over 25 years of industry experience, most recently as the group vice president and CFO of DCP Midstream for the past 10 years,” said Mark Borer, president and CEO of the Partnership. Robeson also previously served in leadership positions at Total Petroleum and Kinder Morgan (formerly KN Energy).

About DCP Midstream Partners, LP

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP website at http://www.dcppartners.com.

About DCP Midstream, LLC

DCP Midstream, LLC with headquarters in Denver, leads the midstream segment as the second-largest natural gas gatherer and processor, the largest natural gas liquids producer and one of the largest marketers in the United States. DCP Midstream operates in 18 states across major producing regions. DCP Midstream is a 50:50 joint venture between Spectra Energy and ConocoPhillips. The company owns the general partner of DCP Midstream Partners LP, a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company, the largest private company and one of the “Best Places to Work” in Denver as ranked by the Denver Business Journal. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

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